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                                                                   Exhibit 10.2


                                Agreement Between
                      Ferro Corporation and Werner F. Bush
                      ------------------------------------


     Werner F. Bush ("WFB") and Ferro Corporation hereby voluntarily enter into the following Agreement:

     1. Effective September 30, 1996, WFB shall cease to be an officer of Ferro, but shall remain an employee of Ferro without specified duties, until the earlier of January 3, 2000 or his death. WFB shall be retained on the payroll of Ferro through December 31, 1996 at his preexisting salary level. Compensation arrangements applicable after December 31, 1996 shall be as set forth in this Agreement.

     2. For the period January 1, 1997 through January 3, 2000, WFB shall be retained on the payroll and shall be paid a salary at an annual rate of $543,750 payable in equal installments in accordance with Ferro's salaried employee payroll practices at the time of any such payment. For purposes of pension calculation, the $543,750 annual payment will be considered as $375,000 base salary and $168,750 bonus.

     3. WFB shall be entitled to bonus participation applicable to the year 1996 as if he had remained employed in his executive capacity for the full year. Bonus payments will be made in accordance with the timing of payments of bonus to other executive participants in the Ferro bonus program. WFB's personal performance bonus calculation shall be made based upon a 100% personal performance rating. Bonus calculations will be based on an annual salary of $375,000.00.

     WFB shall not be entitled to any bonus applicable to periods after December 31, 1996.

     4. WFB will make himself available to Ferro for consultation by telephone or in person at Ferro's headquarters in Cleveland, Ohio as Ferro may from time to time reasonably request. No such request by Ferro shall unreasonably interfere with other obligations or activities which WFB may undertake, nor shall it impose travel expenses upon WFB unless Ferro agrees to reimburse WFB for such expenses.

     5. WFB will not be entitled to participate in the following Ferro employee plans after September 30, 1996:

        a. Salary continuation plan;
        b. Long-term disability plan;
        c. Business travel accident insurance.

     WFB will be entitled to participate in the following employee plans (or their successor plans) as a continuing salaried employee through January 3, 2000:

        a. Ferro FlexChoice Program;
        b. Savings and Stock Ownership Plan;


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        c. Ferro Corporation Retirement Plan;
        d. Ferro Corporation Excess Benefits Plan; and
        e. Annual executive physical

     WFB's continued participation in such plans is subject to the ongoing right of Ferro to modify, amend or discontinue such plans (and the Ferro Salaried Retiree Medical Program) in any manner, so long as any such modification, amendment or discontinuance is one of general application, rather than one that uniquely discriminates against WFB.

     Effective February 1, 2000, WFB shall be eligible to participate as a retiree in the Ferro Salaried Retiree Medical Program (or any successor plan), provided he follows the procedures in such plan to activate his participation. If WFB dies prior to February 1, 2000, his wife shall become eligible to participate in the Ferro Salaried Retiree Medical Program or any successor plan as if she were a qualified widow of a salaried retiree.

     6. Commencing February 1, 2000, Ferro will pay to WFB a monthly pension, for the balance of his lifetime, in the amount determined by the terms and provisions of the Ferro Corporation Retirement Plan and the Ferro Corporation Excess Benefits Plan. In the event WFB predeceases his wife after payments under this Section 6. have commenced, his wife shall be entitled to receive a surviving spouse's benefit as provided by the Ferro Corporation Retirement Plan and Ferro Corporation Excess Benefits Plan. In the event WFB predeceases his wife before payments under this Section 6 have commenced, his wife shall be entitled to receive (a) for the balance of the period to January 3, 2000, those amounts which would otherwise be payable to WFB under Section 1, 2, and 3 hereof, were it not for his death, and (b) such surviving spousal pension benefits as are provided under the Ferro Corporation Retirement Plan and Ferro Corporation Excess Benefits Plan as though WFB had been an active salaried employee at the time of his death.

     7. The provisions of this Agreement are based upon an election by WFB of early retirement as of February 1, 2000 and the commencement of early retirement income payments to him as of that date under the Ferro Corporation Retirement Plan.

Pursuant to Agreement between WFB and Ferro, WFB shall elect such early retirement as of February 1, 2000.

     8. Provided that he survives to January 3, 2000, WFB shall be deemed to have retired as of February 1, 2000, with respect to his rights under the Ferro Stock Option Plan and Performance Share Plan, and the stock option awards and performance share awards and agreements pursuant to such Plans shall be determined under the provisions of those Plans and those agreements, based upon termination of


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employment on January 31, 2000. WFB shall not be entitled to receive additional awards under those Plans in addition to those granted prior to the date of this Agreement.

     9. Ferro shall have no obligation to WFB on account of unused vacation, illness or personal absence, it being deemed that any such obligations are fulfilled by the terms of this Agreement.

     10. WFB may continue to use a Ferro provided leased automobile. Ferro will insure and will reimburse WFB for maintenance expenses for the vehicle. At any time prior to the expiration of the current lease, WFB will either return the automobile to Ferro or purchase it at a price to be provided and arrangements made through Ferro's Corporate Purchasing Department.

     11. Ferro will continue to cause to be made available to WFB, at Ferro's expense, the services of KPMG Peat Marwick with respect to tax advice and tax return preparation through December 31, 1999, as well as the preparation of WFB's 1999 tax returns, whenever completed.

     12. WFB hereby reaffirms his obligations and commitment pursuant to that Employment Agreement between Ferro and WFB (the "Secrecy Agreement") that he signed at the time of commencement of his employment with Ferro. WFB agrees that he will not, at any time prior to January 3, 2000 without Ferro's prior written consent, accept any other employment or engage, as a proprietor, consultant, partner, or otherwise in any outside business or enterprise, which, with respect to such employment or engagement, is engaged in activities competitive with the business of Ferro as carried on during WFB's tenure as Executive Vice President and Chief Operating Officer of Ferro. Except as aforesaid, no other restriction or noncompetition obligations shall be imposed upon WFB and WFB shall be free to obtain employment or participate as a principal, shareholder, or partner in any other business enterprise.

     13. WFB hereby releases and discharges Ferro, its successors, subsidiaries, employees, officers, directors and representatives from all claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which he may have or claim to have against them, or any of them, (other than his rights under or described in this Agreement). This includes, but is not limited to, claims arising under Federal, state or local laws prohibiting age, sex, race or other forms of discrimination or claims arising out of any legal or equitable restrictions on Ferro's right to terminate the employment of its employees. It also includes a release of all rights under his Executive Employment Agreement with Ferro as amended and restated July 28, 1995.

     This release also includes waiver of any right WFB may have or claim to have to recovery in any lawsuit brought on his behalf by any state or Federal agency with respect to his employment termination.

     14. WFB agrees to furnish to Ferro such documentation as Ferro may reasonably request for the release to Ferro of any funds held in escrow to secure Ferro's obligations to WFB under his Executive Employment


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Agreement with Ferro.

     15. In the event of the death of WFB prior to December 31, 1999, the payments described in Section 1, 2, and 3 hereof shall continue to be paid to his surviving spouse and, in the event of her death prior to December 31, 1999, to WFB's estate, until completion of payment of the amounts provided for in such
Section 1, 2 and 3.

     16. This Agreement hereby expressly incorporates by reference the provisions pertaining to mitigation and offset, arbitration, and successors and assigns, but as if it referred to the compensation and benefits payable under this Agreement, rather than those payable under the Executive Employment Agreement, of the Executive Employment Agreement, as if such provisions were fully rewritten herein and applicable as between WFB and Ferro.

     17. For Federal, state, and local income tax reporting and withholding purposes, the payments in Sections 2 and 6 herein shall be deemed taxable and therefore reported as such in the years which the payments are made. For purposes of employment tax under the Internal Revenue Code Section 3121(v)(2)(A), the payments under Section 6, to the extent subject to tax shall be deemed taxable.

     18. Except as specifically provided otherwise in this Agreement, the terms of this Agreement shall supersede any different or conflicting provisions of any other agreement between WFB and Ferro, and of any plans or policies of Ferro applicable to WFB.

     This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original, but all of which shall collectively constitute one and the same instrument.


DATE:  September 30, 1996                         /s/ Werner F. Bush
                                                  ---------------------------
                                                  Werner F. Bush

                                                  FERRO CORPORATION

DATE:  September 30, 1996                    BY:  /s/ Albert C. Bersticker
                                                  ---------------------------
                                                  Albert C. Bersticker